Exhibit 23.1

Consent of Independent Registered Public Accounting Firm to Incorporation by Reference

The Board of Directors
GAINSCO, INC.:

We consent to the incorporation by reference in the registration statement (No. 33-48634 and No. 33-37070) Form S-8 of GAINSCO, INC. of our report dated March 30, 2005, with respect to the consolidated balance sheets of GAINSCO, INC. and subsidaries as of December 31, 2004 and 2003, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), cash flows for each of the years in the three-year period ended December 31, 2004, and all related financial statement schedules, which report appears in the December 31, 2004, annual report on Form 10-K of GAINSCO, INC.

Our report refers to a change in accounting for goodwill and other intangible assets in 2002 as a result of the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets.

/s/ KPMG LLP

KPMG LLP

Dallas, Texas
March 30, 2005